UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 24, 2009 (November 19, 2009)
Wyndham Worldwide Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-32876 (Commission File No.)	20-0052541 (I.R.S. Employer Identification Number)

22 Sylvan Way Parsippany, NJ (Address of Principal Executive Office)	07054 (Zip Code)
Registrant’s Telephone Number, Including Area Code: (973) 753-6000
None

(Former Name or Former Address if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Amendment to Employment Agreement with Chief Executive Officer
On November 19, 2009, Wyndham Worldwide Corporation (the “Company”) entered into Amendment No. 2 to Employment Agreement with Stephen P. Holmes, the Company’s Chairman and Chief Executive Officer, which amendment extends Mr. Holmes’ employment with the Company for a period of 3 years from the termination date under his current agreement of July 31, 2010 to July 31, 2013.
In order to address certain considerations under section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the amendment also provides that in the event of Mr. Holmes’ termination of employment without cause or due to a constructive discharge, Mr. Holmes will be entitled to a lump-sum payment equal to 299% of the sum of his then-current base salary plus his highest annual incentive compensation paid for any of the three years immediately preceding the year in which his employment is terminated but in no event will the annual incentive compensation portion exceed 200% of Mr. Holmes’ then-current base salary. Prior to the amendment such potential payment was based on 299% of the sum of Mr. Holmes’ then-current base salary and target annual incentive compensation.
The amendment also removes Mr. Holmes’ Code section 4999 excise tax gross-up relating to golden parachute payments and, instead, provides that payments made to Mr. Holmes will be reduced to $1 below the threshold that triggers Code section 4999 excise taxes, but only to the extent that the net after-tax amount received after the reduction is higher than what Mr. Holmes would receive if he paid the Code section 4999 excise and related taxes.
All other material terms of Mr. Holmes’ employment agreement that were in effect prior to the amendment remain in effect under the amended agreement.
Employment Agreement with Named Executive Officer
On November 19, 2009, the Company entered into an Employment Agreement with Franz. S. Hanning, Chief Executive Officer of the Company’s vacation ownership business, which agreement replaces and supersedes all prior employment agreements between the Company and Mr. Hanning. Mr. Hanning’s agreement has a term ending on August 1, 2011. Mr. Hanning’s agreement provides for a minimum base salary of $606,000, annual incentive compensation with a target amount equal to $660,000, subject to meeting performance goals, employee benefits and perquisites generally available to our executive officers and grants of long-term incentive awards on terms determined by the Company’s Compensation Committee and subject to the Company’s 2006 Equity and Incentive Plan (amended and restated as of May 12, 2009).
Mr. Hanning’s agreement provides that if his employment is terminated by the Company without cause or due to a constructive discharge, he will be entitled to a lump-sum payment equal to 200% of the sum of his then-current base salary plus an amount equal to the highest annual incentive compensation paid to Mr. Hanning for any of the three years immediately preceding the year in which his employment is terminated but in no event will the annual incentive compensation portion exceed $660,000. In addition, in the event of a termination of employment without cause or due to a constructive discharge, all of Mr. Hanning’s then-outstanding equity awards that would otherwise vest within one year following termination will vest, any such award that is a stock option or stock appreciation right will remain exercisable until the earlier of two years following termination and the original expiration date of such award. Mr. Hanning will also be entitled to any earned but unpaid annual incentive compensation for a prior year and base salary through the date of termination.
The agreement provides for customary restrictive covenants including non-competition and non-solicitation covenants effective during the period of employment and for two years after termination of employment; provided, that if Mr. Hanning’s employment terminates due to the expiration of the period of employment and Mr. Hanning has complied with his obligations under his employment agreement, then Mr. Hanning will not be subject to the non-competition covenants following such expiration unless the Company exercises its right to subject Mr. Hanning to such obligations for one year following such expiration by paying Mr. Hanning an amount equal to his then-current base salary plus an amount equal to the highest annual incentive compensation paid to Mr. Hanning for any of the three years immediately preceding the year in which his employment is terminated but in no event will the annual incentive compensation portion exceed $660,000.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WYNDHAM WORLDWIDE CORPORATION
Date: November 24, 2009	By:	/s/ Thomas G. Conforti
Thomas G. Conforti
Chief Financial Officer